                                                                    EXHIBIT 99.1

CONTACT:    LOUIS J. BEIERLE, VICE PRESIDENT, INVESTOR RELATIONS
            HUDSON CITY BANCORP, INC.
            WEST 80 CENTURY ROAD, PARAMUS, NEW JERSEY 07652

TELEPHONE:  (201) 967-8290

E-MAIL:     LJBEIERLE@HCSBNJ.COM

          HUDSON CITY BANCORP, INC. REPORTS 2003 THIRD QUARTER EARNINGS

           QUARTERLY CASH DIVIDEND INCREASED TO $0.15 PER COMMON SHARE

       BANKING SUBSIDIARY ANNOUNCES APPLICATION TO CONVERT TO OTS CHARTER

Paramus, New Jersey, October 16, 2003 - Hudson City Bancorp, Inc. (NASDAQ:
HCBK), the holding company for Hudson City Savings Bank, reported today net income of $50.3 million for the third quarter of 2003, an increase of $700,000, or 1.4%, compared with net income of $49.6 million for the third quarter of 2002. Basic and diluted earnings per common share were $0.28 and $0.27, respectively, for the third quarter of 2003 compared with basic and diluted earnings per common share of $0.27 and $0.26, respectively, for the third quarter of 2002. Hudson City Bancorp's annualized return on average stockholders' equity and annualized return on average assets for the third quarter of 2003 were 14.74% and 1.28%, respectively, compared with 15.40% and 1.52%, respectively, for the third quarter of 2002.

Net income was $155.0 million for the nine-month period ended September 30, 2003, an increase of $13.6 million, or 9.6%, compared with net income of $141.4 million for the nine-month period ended September 30, 2002. Basic and diluted earnings per common share were $0.85 and $0.83, respectively, for the first nine months of 2003 compared with basic and diluted earnings per common share of $0.76 and $0.74, respectively, for the first nine months of 2002. Hudson City Bancorp's annualized return on average stockholders' equity and annualized return on average assets for the nine-month period ended September 30, 2003 were 15.34% and 1.37%, respectively, compared with 14.57% and 1.51%, respectively, for the nine-month period ended September 30, 2002.

"Our focus on increasing customer deposits has allowed us to grow our balance sheet in excess of $1.7 billion during the first nine months of 2003," said Ronald E. Hermance, Jr., President and Chief Executive Officer. "This balance sheet growth has enabled us to exceed the exceptional earnings reported in comparable periods in 2002, despite the current low interest rate environment which has narrowed our net interest margin," added Mr. Hermance.

DIVIDEND DECLARED

Hudson City Bancorp also reported that the Board of Directors declared a quarterly cash dividend of $0.15 per common share, representing an increase from the cash dividend of $0.14 per common share declared during the previous quarter. The cash dividend is payable on December 1, 2003 to stockholders of record at the close of business on November 7, 2003.

BOARD ACTION

The Board of Directors of Hudson City Savings Bank, the banking subsidiary of Hudson City Bancorp, Inc., authorized the filing of an application with the Office of Thrift Supervision ("OTS") to convert to a federally chartered savings bank. This application is expected to be filed shortly. Under this new charter, the OTS would become the sole regulator of the Bank. "We believe that our business model is better aligned with the objectives of the OTS. We also believe the conversion to a federal charter will give us greater flexibility for future growth," said Mr. Hermance. Hudson City Savings' deposits will continue to be insured by the Federal Deposit Insurance Corporation.

STATEMENT OF INCOME SUMMARY

The continuation of the low interest rate environment through September 2003, notwithstanding the modest increase in long-term interest rates during the third quarter of 2003, has continued the high level of prepayment, refinancing and modification activity on our mortgage-related assets. The higher levels of prepayment activity caused a decrease in the overall contract interest rate earned on our interest-earning assets and an acceleration of the amortization of the net premiums on our mortgage-related assets, resulting in the narrowing of our interest rate spread and net interest margin. This same low interest rate environment has also afforded us the opportunity to realize gains on certain of our mortgage-backed and investment securities.

Total interest and dividend income for the three months ended September 30, 2003 decreased $13.6 million, or 6.8%, to $186.7 million compared with $200.3 million for the three months ended September 30, 2002. This decrease was primarily due to a decrease of 142 basis points in the annualized weighted average yield on total average interest-earning assets to 4.86% for the third quarter of 2003 compared with 6.28% for the third quarter of 2002. Partially offsetting the effect of the decrease in the weighted-average yield was an increase in the average balance of total interest-earning assets of $2.59 billion, or 20.3%, to $15.36 billion for the third quarter of 2003 from $12.77 billion for the third quarter of 2002. The decrease in total interest and dividend income reflected the overall decrease in long-term market interest rates, notwithstanding the modest increase in long-term rates in the third quarter of 2003, and the resulting higher levels of prepayment activity on our mortgage-related assets, which increased the amortization of the net premiums on these assets.

Interest and fees on mortgage loans decreased $17.1 million, when comparing the third quarter of 2003 to the third quarter of 2002, primarily due to a 124 basis point decrease in the annualized weighted average yield. Interest on total mortgage-backed securities decreased $12.0 million, when comparing the third quarter of 2003 to the third quarter of 2002, primarily due to a 136 basis point decrease in the annualized weighted average yield. Interest and dividends on investment securities increased $16.9 million, when comparing the third quarter of 2003 to the third quarter of 2002, primarily due to an increase in the average balance of investment securities of $1.68 billion. The decrease in dividend income from Federal Home Loan Bank of New York ("FHLB") stock, and the resulting low annualized weighted average yield, was due to the recent announcement by the FHLB that it was not paying a dividend. We do not anticipate reporting FHLB dividend income in the fourth quarter of 2003 due to this announcement.

Total interest and dividend income decreased $7.5 million, or 1.3%, to $577.9 million for the nine-month period ended September 30, 2003 compared with $585.4 million for the nine-month period ended September 30, 2002. This decrease primarily reflected a decrease in the annualized weighted average yield on interest-earning assets of 116 basis points to 5.21% for the nine-month period ended September 30, 2003 compared with 6.37% for the corresponding 2002 period. Partially offsetting the effect of the decrease in the annualized weighted average yield was an increase in the average balance of total interest-earning assets of $2.55 billion, or 20.8%, to $14.80 billion for the first nine months of 2003 compared with $12.25 billion for the corresponding 2002 period. The decrease in total interest and dividend income reflected the overall decrease in long-term market interest rates, notwithstanding the modest increase in long-term rates in the third quarter of 2003, and the resulting higher levels of prepayment activity on our mortgage-related assets, which increased the amortization of the net premiums on these assets.

Interest and fees on mortgage loans decreased $26.4 million, when comparing the first nine months of 2003 to the first nine months of 2002, primarily due to a 96 basis point decrease in the annualized weighted average yield. Interest on total mortgage-backed securities decreased $24.9 million, when comparing the first nine months of 2003 to the first nine months of 2002, primarily due to a 124 basis point decrease in the annualized weighted average yield. Interest and dividends on investment securities increased $43.8 million, when comparing the first nine months of 2003 to the first nine months of 2002, primarily due to an increase in the average balance of investment securities of $1.31 billion.

Total interest expense for the three months ended September 30, 2003 decreased $8.4 million, or 8.4%, to $92.0 million compared with $100.4 million for the corresponding period of 2002, notwithstanding an overall increase in average interest-bearing liabilities. This decrease was due to a decrease in the annualized average cost of total interest-bearing liabilities of 90 basis points to 2.64% for the three-month period ended September 30, 2003 compared with 3.54% for the three-month period ended September 30, 2002. The lower annualized average cost of total interest-bearing liabilities was primarily due to the overall declining interest rate environment experienced during 2002 and the resulting low short-term interest rate environment that continued through the first nine months of 2003. The decrease also reflected the restructuring of certain of our borrowed funds, which lowered the contract rates and extended the overall weighted-average maturity. The average balance of total interest-bearing liabilities increased $2.55 billion, or 22.6%, to $13.81 billion for the third quarter of 2003 compared with $11.26 billion for the third quarter of 2002.

Interest expense on deposits decreased $13.2 million, when comparing the third quarter of 2003 to the third quarter of 2002, primarily due to a decrease in the annualized average cost of 97 basis points, while the average balance of interest-bearing deposits increased $1.38 billion, primarily reflecting an increase in the average balance of our High Value Checking account. Interest expense on borrowed funds increased $4.8 million, when comparing the third quarter of 2003 to the third quarter of 2002, primarily due to an increase in the average balance of $1.16 billion.

Total interest expense for the nine months ended September 30, 2003 decreased $14.2 million, or 4.8%, to $282.5 million compared with $296.7 million for the corresponding period of 2002, notwithstanding an overall increase in average interest-bearing liabilities. This decrease was due to a decrease in the annualized average cost of total interest-bearing liabilities of 85 basis points to 2.85% for the nine-month period ended September 30, 2003 compared with 3.70% for the nine-month period ended September 30, 2002. The lower annualized average cost of total interest-bearing liabilities was primarily due to the overall declining interest rate environment experienced during 2002 and the resulting low short-term interest rate environment that continued through the first nine months of 2003. The decrease also reflected the restructuring of certain of our borrowed funds, which lowered the contract rates and extended the overall weighted-average maturity. The average balance of total interest-bearing liabilities increased $2.54 billion, or 23.7%, to $13.26 billion for the first nine months of 2003 compared with $10.72 billion for the first nine months of 2002.

Interest expense on deposits decreased $36.0 million, when comparing the first nine months of 2003 to the first nine months of 2002, primarily due to a decrease in the annualized average cost of 99 basis points, while the average balance of interest-bearing deposits increased $1.35 billion, primarily reflecting an increase in the average balance of our High Value Checking account. Interest expense on borrowed funds increased $21.8 million, when comparing the first nine months of 2003 to the first nine months of 2002, primarily due to an increase in the average balance of $1.20 billion.

Net interest income for the three months ended September 30, 2003 decreased $5.2 million, or 5.2%, to $94.7 million compared with $99.9 million for the corresponding period in 2002. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 2.22% for the third quarter of 2003 compared with 2.74% for the corresponding period in 2002. For the third quarter of 2003, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.49% compared with 3.16% for the corresponding 2002 period. Net interest income for the nine months ended September 30, 2003 increased $6.6 million, or 2.3%, to $295.3 million compared with $288.7 million for the corresponding period in 2002. Our net interest rate spread was 2.36% for the first nine months of 2003 compared with 2.67% for the corresponding period in 2002. For the first nine months of 2003, our net interest margin was 2.65% compared with 3.13% for the corresponding 2002 period.

During 2002 and the first nine months of 2003, long-term interest rates generally declined, while short-term interest rates remained relatively stable, notwithstanding a modest increase in long-term rates during the third quarter of 2003. As our interest-earning assets generally price off long-term market rates and our interest-bearing liabilities generally price off short-term market rates, the larger decrease in the annualized yield on interest-earning assets, as compared to the decrease in the annualized cost of interest-bearing liabilities, reflected the timing of the impact of the market rate decreases. The flatter yield curve, due to the market rate decreases, the timing of the impact on earnings of the market rate changes, and the increased prepayment activity on our mortgage-related assets, due to the historically low market interest rates, caused the decreases in our net interest income for the three months ended September 30, 2003, and the decreases to our net interest rate spread and net interest margin for both the three and nine months ended September 30, 2003. This effect may impact net interest income, net interest rate spread and net interest margin in future periods.

The provision for loan losses for the three-month periods ended September 30, 2003 and 2002 was $225,000. The provision for loan losses for the nine-month period ended September 30, 2003 was $675,000 compared with $1.3 million for the corresponding 2002 period. Net charge-offs for the first nine months of 2003 were $77,000 compared with $5,000 for the corresponding 2002 period. The allowance for loan losses increased $0.6 million to $26.1 million at September 30, 2003 compared with $25.5 million at December 31, 2002. Non-performing loans at September 30, 2003 were $22.6 million compared with $20.2 million at December 31, 2002. The ratio of non-performing loans to total loans was 0.30% at September 30, 2003 compared with 0.29% at December 31, 2002. The ratio of allowance for loan losses to total non-performing loans was 115.71% at September 30, 2003 compared with 126.27% at December 31, 2002.

Total non-interest income for the three months ended September 30, 2003 was $9.4 million compared with $1.4 million for the corresponding 2002 period. Total non-interest income for the nine months ended September 30, 2003 was $24.8 million compared with $3.8 million for the corresponding 2002 period. These increases in total non-interest income reflected gains on securities transactions, net. The gains on securities transactions, net, of $7.8 million in the third quarter of 2003 and $20.5 million in the first nine months of 2003 resulted from an opportunity to realize gains from the sale of certain mortgage-backed and investment securities prior to interest rate changes which may have adversely affected their fair market value. The lower current interest rate environment, which caused the acceleration of the amortization of the net premium on our mortgage-related assets, also enabled us to realize these gains on the sales of securities, as the lower rate environment increased the fair value of the securities. The cash flows from the sales of these securities were reinvested in fixed-rate securities.

Total non-interest expense for the three months ended September 30, 2003 and 2002 was $25.6 million and $23.0 million, respectively. Our efficiency ratio for the three months ended September 30, 2003, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 24.60% compared with 22.68% for the corresponding 2002 period. Our annualized ratio of non-interest expense to average total assets for the three months ended September 30, 2003 was 0.65% compared with 0.70% for the corresponding period in 2002. Total non-interest expense for the nine months ended September 30, 2003 and 2002 was $76.0 million and $70.2 million, respectively. Our efficiency ratio for the nine months ended September 30, 2003 was 23.75% compared with 24.00% for the corresponding 2002 period. Our annualized ratio of non-interest expense to average total assets for the nine months ended September 30, 2003 was 0.67% compared with 0.75% for the corresponding period in 2002. Non-interest expense consists primarily of compensation and employee benefits, net occupancy expense and other expenses.

Income tax expense for the three months ended September 30, 2003 was $28.0 million compared with $28.5 million for the corresponding 2002 period. Income tax expense for the nine months ended September 30, 2003 was $88.4 million compared with $79.6 million for the corresponding 2002 period. The increase in income tax expense were primarily due to increases in income before income tax expense.

STATEMENT OF FINANCIAL CONDITION SUMMARY

Total assets increased $1.76 billion, or 12.4%, to $15.90 billion at September 30, 2003 from $14.14 billion at December 31, 2002. The increase in total assets reflected a $1.63 billion increase in investment securities available for sale and an increase in loans of $496.6 million. Hudson City Bancorp originated and purchased first mortgage loans of approximately $1.77 billion and $1.79 billion, respectively, for the nine-month period ended September 30, 2003 compared with $1.35 billion and $955.3 million, respectively, for the corresponding period in 2002. Loan originations and purchases were exclusively in one- to four-family mortgage loans. Included in mortgage loan originations were refinanced mortgage loans of $419.3 million for the first nine months of 2003. Modifications of existing mortgage loans during the first nine months of 2003, which are not included in mortgage loan originations, amounted to $1.43 billion.

Total liabilities increased $1.72 billion, or 13.4%, to $14.55 billion at September 30, 2003 from $12.83 billion at December 31, 2002. The increase in total liabilities reflected an increase in total deposits of $1.11 billion and an increase in borrowed funds of $600.0 million. The increase in total deposits reflected an increase in our interest-bearing High Value Checking account of approximately $1.35 billion during the first nine months of 2003 to $2.29 billion at September 30, 2003. The increase in borrowed funds was the result of securing $850.0 million of new borrowings with initial repricing dates ranging from three months to two years, partly offset by calls and maturities of $250.0 million. During the first nine months of 2003, we also restructured certain of our borrowed funds, which resulted in the extension of the weighted-average maturity and lower contract interest rates.

Total stockholders' equity increased $37.1 million, or 2.8%, to $1.35 billion at September 30, 2003 from $1.32 billion at December 31, 2002. The increase in stockholders' equity was primarily due to net income for the nine-month period ended September 30, 2003 of $155.0 million and a $9.4 million increase due to the exercise of approximately 1.4 million stock options. These increases were partially offset by repurchases of approximately 2.1 million shares of our common stock at an aggregate cost of $46.4 million, cash dividends declared and paid to common stockholders of $71.0 million and a $22.8 million decrease in accumulated other comprehensive income, primarily due to a decrease in the fair value of our available for sale investment portfolio reflecting recent increases in longer term interest rates. As of September 30, 2003 there remained approximately 9.2 million shares authorized to be purchased under our current stock repurchase program. Our stockholders' equity to asset ratio at September 30, 2003 was 8.51%.

Hudson City Bancorp maintains its corporate office in Paramus, New Jersey. Hudson City Savings Bank is the largest savings bank based in New Jersey. Hudson City Savings currently operates 81 full-service branches in fourteen New Jersey counties and has 1,022 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings' deposits.

This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp's operations.

                                  TABLES FOLLOW

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                      SEPTEMBER 30,        DECEMBER 31,
                                                                                          2003                2002
                                                                                      ------------       ------------
                                                                                      (UNAUDITED)
                                                                                              (IN THOUSANDS)
ASSETS:

Cash and due from banks ........................................................      $    117,346       $    153,096
Federal funds sold .............................................................            45,500             87,700
                                                                                      ------------       ------------
       Total cash and cash equivalents .........................................           162,846            240,796

Investment securities held to maturity .........................................             1,371              1,406

Investment securities available for sale .......................................         2,190,366            560,932

Federal Home Loan Bank of New York stock .......................................           167,500            137,500

Mortgage-backed securities held to maturity ....................................         4,716,212          4,734,266

Mortgage-backed securities available for sale ..................................         1,076,088          1,391,895

Loans ..........................................................................         7,467,450          6,970,900
       Less:
                Deferred loan fees .............................................            16,149             13,508
                Allowance for loan losses ......................................            26,099             25,501
                                                                                      ------------       ------------
                       Net loans ...............................................         7,425,202          6,931,891

Foreclosed real estate, net ....................................................             2,057              1,276
Accrued interest receivable ....................................................            72,360             69,248
Banking premises and equipment, net ............................................            31,019             32,732
Other assets ...................................................................            53,388             42,662
                                                                                      ------------       ------------
                       Total Assets ............................................      $ 15,898,409       $ 14,144,604
                                                                                      ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:

       Interest-bearing ........................................................      $  9,786,992       $  8,750,164
       Noninterest-bearing .....................................................           461,072            388,465
                                                                                      ------------       ------------
                Total deposits .................................................        10,248,064          9,138,629

Borrowed funds .................................................................         4,200,000          3,600,000

Accrued expenses and other liabilities .........................................            97,122             89,892
                                                                                      ------------       ------------
                Total liabilities ..............................................        14,545,186         12,828,521
                                                                                      ------------       ------------
Common stock, $0.01 par value, 800,000,000 shares authorized; 231,276,600 shares issued, 191,236,522 shares at September 30, 2003 and 191,973,258 shares outstanding at

       December 31, 2002 .......................................................             2,313              2,313

Additional paid-in capital .....................................................           533,938            530,496

Retained earnings ..............................................................         1,372,063          1,291,960

Treasury stock, at cost; 40,040,078 shares at September 30, 2003 and
       39,303,342 shares at December 31, 2002 ..................................          (495,451)          (465,249)

Unallocated common stock held by the employee stock ownership plan .............           (50,004)           (51,474)

Unearned common stock held by the recognition and retention plan ...............           (11,165)           (16,253)

Accumulated other comprehensive income, net of tax .............................             1,529             24,290
                                                                                      ------------       ------------
                Total stockholders' equity .....................................         1,353,223          1,316,083
                                                                                      ------------       ------------
                       Total Liabilities and Stockholders' Equity ..............      $ 15,898,409       $ 14,144,604
                                                                                      ============       ============

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                                                              FOR THE THREE MONTHS
                                                                                               ENDED SEPTEMBER 30,
                                                                                    --------------------------------------
                                                                                        2003                      2002
                                                                                    ------------              ------------
                                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and Dividend Income:
         Interest and fees on first mortgage loans ...........................      $     96,950              $    114,128
         Interest and fees on consumer and other loans .......................             2,084                     2,526
         Interest on mortgage-backed securities held to maturity .............            51,554                    64,925
         Interest on mortgage-backed securities available for sale ...........            12,857                    11,520
         Interest on investment securities held to maturity:
               Taxable .......................................................                14                        17
               Exempt from federal taxes .....................................                 7                         5
         Interest and dividends on investment securities available
               for sale-taxable ..............................................            22,360                     5,456
         Dividends on Federal Home Loan Bank of New York stock ...............               340                       916
         Interest on federal funds sold ......................................               519                       845
                                                                                    ------------              ------------

                     Total interest and dividend income ......................           186,685                   200,338
                                                                                    ------------              ------------
Interest Expense:
         Interest on deposits ................................................            50,444                    63,619
         Interest on borrowed funds ..........................................            41,552                    36,815
                                                                                    ------------              ------------
                     Total interest expense ..................................            91,996                   100,434
                                                                                    ------------              ------------
                           Net interest income ...............................            94,689                    99,904

Provision for Loan Losses ....................................................               225                       225
                                                                                    ------------              ------------
                           Net interest income after provision for loan losses            94,464                    99,679
                                                                                    ------------              ------------
Non-Interest Income:
         Service charges and other income ....................................             1,681                     1,366
         Gains on securities transactions, net ...............................             7,750                        --
                                                                                    ------------              ------------
                     Total non-interest income ...............................             9,431                     1,366
                                                                                    ------------              ------------
Non-Interest Expense:
         Compensation and employee benefits ..................................            17,598                    14,313
         Net occupancy expense ...............................................             3,770                     3,427
         Federal deposit insurance assessment ................................               402                       357
         Computer and related services .......................................               509                       284
         Other expense .......................................................             3,332                     4,582
                                                                                    ------------              ------------
                     Total non-interest expense ..............................            25,611                    22,963
                                                                                    ------------              ------------

                           Income before income tax expense ..................            78,284                    78,082

Income Tax Expense ...........................................................            28,021                    28,464
                                                                                    ------------              ------------
                           Net income ........................................      $     50,263              $     49,618
                                                                                    ============              ============
Basic Earnings Per Share .....................................................      $       0.28              $       0.27
                                                                                    ============              ============
Diluted Earnings Per Share ...................................................      $       0.27              $       0.26
                                                                                    ============              ============
Weighted Average Number of Common Shares Outstanding:
                           Basic .............................................       182,576,472               183,669,980

                           Diluted ...........................................       187,918,359               189,016,698

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                                                                    FOR THE NINE MONTHS
                                                                                                    ENDED SEPTEMBER 30,
                                                                                        ------------------------------------------
                                                                                            2003                          2002
                                                                                        ------------                  ------------
                                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and Dividend Income:
         Interest and fees on first mortgage loans ...........................          $    304,477                  $    330,922
         Interest and fees on consumer and other loans .......................                 6,296                         7,693
         Interest on mortgage-backed securities held to maturity .............               167,352                       202,330
         Interest on mortgage-backed securities available for sale ...........                38,881                        28,808
         Interest on investment securities held to maturity:
               Taxable .......................................................                    48                            51
               Exempt from federal taxes .....................................                    17                            16
         Interest and dividends on investment securities available
               for sale-taxable ..............................................                54,805                        11,051
         Dividends on Federal Home Loan Bank of New York stock ...............                 4,399                         2,787
         Interest on federal funds sold ......................................                 1,602                         1,756
                                                                                        ------------                  ------------
                     Total interest and dividend income ......................               577,877                       585,414
                                                                                        ------------                  ------------
Interest Expense:
         Interest on deposits ................................................               159,804                       195,835
         Interest on borrowed funds ..........................................               122,738                       100,912
                                                                                        ------------                  ------------
                     Total interest expense ..................................               282,542                       296,747
                                                                                        ------------                  ------------
                           Net interest income ...............................               295,335                       288,667

Provision for Loan Losses ....................................................                   675                         1,275
                                                                                        ------------                  ------------
                           Net interest income after provision for loan losses               294,660                       287,392
                                                                                        ------------                  ------------
Non-Interest Income:
         Service charges and other income ....................................                 4,292                         3,794
         Gains on securities transactions, net ...............................                20,549                            --
                                                                                        ------------                  ------------
                     Total non-interest income ...............................                24,841                         3,794
                                                                                        ------------                  ------------
Non-Interest Expense:
         Compensation and employee benefits ..................................                50,795                        45,495
         Net occupancy expense ...............................................                11,213                        10,419
         Federal deposit insurance assessment ................................                 1,165                         1,051
         Computer and related services .......................................                 1,190                           891
         Other expense .......................................................                11,682                        12,345
                                                                                        ------------                  ------------
                     Total non-interest expense ..............................                76,045                        70,201
                                                                                        ------------                  ------------
                           Income before income tax expense ..................               243,456                       220,985
Income Tax Expense ...........................................................                88,446                        79,607
                                                                                        ------------                  ------------
                           Net income ........................................          $    155,010                  $    141,378
                                                                                        ============                  ============

Basic Earnings Per Share .....................................................          $       0.85                  $       0.76
                                                                                        ============                  ============
Diluted Earnings Per Share ...................................................          $       0.83                  $       0.74
                                                                                        ============                  ============
Weighted Average Number of Common Shares Outstanding:
                           Basic .............................................           182,666,536                   185,612,422

                           Diluted ...........................................           187,675,640                   191,077,444


                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED AVERAGE BALANCE SHEETS
                                   (UNAUDITED)

                                                                            FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                                                -------------------------------------------------------------------
                                                                                2003                              2002
                                                                ---------------------------------  --------------------------------
                                                                                          AVERAGE                            AVERAGE
                                                                  AVERAGE                  YIELD/     AVERAGE                 YIELD/
                                                                  BALANCE     INTEREST     COST       BALANCE     INTEREST    COST
                                                                -----------   ---------   -------  ------------   ---------  -------
                                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earnings assets:

      First mortgage loans, net (1) .........................   $ 6,735,892   $  96,950    5.76%   $  6,518,075   $ 114,128    7.00%
      Consumer and other loans ..............................       130,102       2,084    6.41         139,774       2,526    7.23
      Federal funds sold ....................................       220,115         519    0.94         192,035         845    1.75
      Mortgage-backed securities at amortized cost ..........     6,071,404      64,411    4.24       5,456,206      76,445    5.60
      Federal Home Loan Bank of New York stock ..............       163,777         340    0.83         105,326         916    3.48
      Investment securities at amortized cost ...............     2,035,486      22,381    4.40         356,973       5,478    6.14
                                                                -----------   ---------            ------------   ---------
           Total interest-earning assets ....................    15,356,776     186,685    4.86      12,768,389     200,338    6.28
                                                                              ---------                           ---------

Noninterest-earnings assets .................................       356,828                             273,914
                                                                -----------                        ------------
           Total Assets .....................................   $15,713,604                        $ 13,042,303
                                                                ===========                        ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:

      Savings accounts ......................................   $   937,147       2,353    1.00    $    885,006       4,400    1.97
      Interest-bearing demand accounts ......................     2,198,166      11,536    2.08         412,888       2,706    2.60
      Money market accounts .................................       624,892       1,498    0.95         607,543       2,988    1.95
      Time deposits .........................................     5,923,580      35,057    2.35       6,396,600      53,525    3.32
                                                                -----------   ---------            ------------   ---------
           Total interest-bearing deposits ..................     9,683,785      50,444    2.07       8,302,037      63,619    3.04
      Borrowed funds ........................................     4,121,739      41,552    4.00       2,956,522      36,815    4.94
                                                                -----------   ---------            ------------   ---------
           Total interest-bearing liabilities ...............    13,805,524      91,996    2.64      11,258,559     100,434    3.54
                                                                -----------   ---------            ------------   ---------

Noninterest-bearing liabilities:
      Noninterest-bearing deposits ..........................       433,480                             392,180
      Other noninterest-bearing liabilities .................       110,725                             103,141
                                                                -----------                        ------------
           Total noninterest-bearing liabilities ............       544,205                             495,321
                                                                -----------                        ------------

      Total liabilities .....................................    14,349,729                          11,753,880
      Stockholders' equity ..................................     1,363,875                           1,288,423
                                                                -----------                        ------------
           Total Liabilities and Stockholders' Equity .......   $15,713,604                        $ 13,042,303
                                                                ===========                        ============

Net interest income/net interest rate spread (2) ............                 $  94,689    2.22%                  $  99,904    2.74%
                                                                              =========                           =========

Net interest-earning assets/net interest margin (3) .........   $ 1,551,252                2.49%   $  1,509,830                3.16%
                                                                ===========                        ============

Ratio of interest-earning assets to
      interest-bearing liabilities ..........................                              1.11x                               1.13x

(1) Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2) Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3) Determined by dividing annualized net interest income by total average interest-earning assets.

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED AVERAGE BALANCE SHEETS

                                   (UNAUDITED)

                                                                              FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                         ---------------------------------------------------------------------------
                                                                            2003                                   2002
                                                                                       AVERAGE                               AVERAGE
                                                            AVERAGE                     YIELD/    AVERAGE                     YIELD/
                                                            BALANCE      INTEREST       COST      BALANCE        INTEREST     COST
                                                         -----------    -----------    ------    ----------      --------    -------
                                                            (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earnings assets:
      First mortgage loans, net (1) .................    $ 6,706,822    $   304,477     6.05%    $ 6,295,605      $330,922     7.01%
      Consumer and other loans ......................        127,423          6,296     6.59         142,045         7,693     7.22
      Federal funds sold ............................        199,275          1,602     1.07         140,885         1,756     1.67
      Mortgage-backed securities at amortized cost ..      6,063,186        206,233     4.54       5,330,562       231,138     5.78
      Federal Home Loan Bank of New York stock ......        153,315          4,399     3.83          94,948         2,787     3.91
      Investment securities at amortized cost .......      1,552,987         54,870     4.71         245,837        11,118     6.03
                                                         -----------    -----------              -----------      --------
           Total interest-earning assets ............     14,803,008        577,877     5.21      12,249,882       585,414     6.37
                                                                        -----------                               --------
Noninterest-earnings assets .........................        331,895                                 250,322
                                                         -----------                             -----------
           Total Assets .............................    $15,134,903                             $12,500,204
                                                         ===========                             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
      Savings accounts ..............................    $   923,054          8,331     1.21     $   863,865        13,174     2.04
      Interest-bearing demand accounts ..............      1,756,908         29,745     2.26         226,131         3,848     2.28
      Money market accounts .........................        623,853          5,360     1.15         582,458         8,943     2.05
      Time deposits .................................      6,047,703        116,368     2.57       6,331,909       169,870     3.59
                                                         -----------    -----------              -----------      --------
           Total interest-bearing deposits ..........      9,351,518        159,804     2.28       8,004,363       195,835     3.27
      Borrowed funds ................................      3,912,729        122,738     4.19       2,712,637       100,912     4.97
                                                         -----------    -----------              -----------      --------
           Total interest-bearing liabilities .......     13,264,247        282,542     2.85      10,717,000       296,747     3.70
                                                         -----------    -----------              -----------      --------

Noninterest-bearing liabilities:
      Noninterest-bearing deposits ..................        409,759                                 388,495
      Other noninterest-bearing liabilities .........        113,179                                 101,196
                                                         -----------                             -----------
           Total noninterest-bearing liabilities ....        522,938                                 489,691
                                                         -----------                             -----------
      Total liabilities .............................     13,787,185                              11,206,691
      Stockholders' equity ..........................      1,347,718                               1,293,513
                                                         -----------                             -----------
           Total Liabilities and Stockholders' Equity    $15,134,903                             $12,500,204
                                                         ===========                             ===========

Net interest income/net interest rate spread (2) ....                   $   295,335     2.36%                     $288,667     2.67%
                                                                        ===========                               ========

Net interest-earning assets/net interest margin (3) .    $ 1,538,761                    2.65%    $ 1,532,882                   3.13%
                                                         ===========                             ===========

Ratio of interest-earning assets to
      interest-bearing liabilities ..................                                   1.12x                                  1.14x

-----
(1) Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2) Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3) Determined by dividing annualized net interest income by total average interest-earning assets.

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                         SELECTED PERFORMANCE RATIOS (1)

                                   (UNAUDITED)

                                                 FOR THE THREE MONTHS
                                                  ENDED SEPTEMBER 30,
                                                 --------------------
                                                  2003         2002
                                                  ----         ----
Return on average assets .................        1.28%        1.52%

Return on average stockholders' equity ...       14.74        15.40

Net interest rate spread .................        2.22         2.74

Net interest margin ......................        2.49         3.16

Non-interest expense to average assets ...        0.65         0.70

Efficiency ratio (2) .....................       24.60        22.68

Dividend payout ratio ....................       50.00        33.33

Cash dividends declared per common share .      $ 0.14       $ 0.09

-----
(1)      Ratios are annualized where appropriate.

(2) Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.



                                                   FOR THE NINE MONTHS
                                                   ENDED SEPTEMBER 30,
                                                   -------------------
                                                   2003         2002
                                                   ----         ----
Return on average assets .................         1.37%        1.51%

Return on average stockholders' equity ...        15.34        14.57

Net interest rate spread .................         2.36         2.67

Net interest margin ......................         2.65         3.13

Non-interest expense to average assets ...         0.67         0.75

Efficiency ratio (2) .....................        23.75        24.00

Dividend payout ratio ....................        43.53        32.24

Cash dividends declared per common share .      $  0.37      $ 0.245

-----
(1)      Ratios are annualized where appropriate.

(2) Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                            SELECTED FINANCIAL RATIOS
                                   (UNAUDITED)

                                                                    AT OR FOR THE              AT OR FOR THE
                                                                    PERIOD ENDED               PERIOD ENDED
                                                                    SEPTEMBER 30,              DECEMBER 31,
                                                                         2003                     2002
                                                                    -------------              ------------
ASSET QUALITY RATIOS:
         Non-performing loans to total loans ...............             0.30%                     0.29%

         Non-performing assets to total assets .............             0.15                      0.15

         Allowance for loan losses to non-performing loans .           115.71                    126.27

         Allowance for loan losses to total loans ..........             0.35                      0.37


CAPITAL RATIOS:
         Average stockholders' equity to average assets ....             8.90%                    10.12%

         Stockholders' equity to assets ....................             8.51                      9.30

         Book value per common share .......................          $  7.42                   $  7.22


REGULATORY CAPITAL RATIOS:
         BANCORP:

         Leverage capital ..................................             8.62%                     9.48%

         Total risk-based capital ..........................            25.59                     28.67

         BANK:

         Leverage capital ..................................             7.77%                     8.85%

         Total risk-based capital ..........................            23.13                     26.81


                                       ###